Exhibit 10.34

Execution Copy

SIDE AGREEMENT

Reference is made to the (i) Exclusive License Agreement dated December 8, 2005 (the “License Agreement”) by and between the University of Iowa Research Foundation (“UIRF”) and OvaMed GmbH (“OvaMed” or “LICENSEE”), and (ii) exclusive Sublicense Agreement dated December 12, 2005, as amended (the “Sublicense Agreement”) by and between OvaMed and Coronado Biosciences, Inc., as successor to Asphelia Pharmaceuticals, Inc. (“Asphelia”) and Collingwood Pharmaceuticals, Inc. (“Coronado”).

WHEREAS, in connection with Coronado’s acquisition of certain assets of Asphelia in January 2011, Asphelia assigned to Coronado and Coronado assumed certain rights and obligations of Asphelia under the Sublicense Agreement and the Manufacturing and Supply Agreement effective March 29, 2006, as amended, between OvaMed and Asphelia (the “MSA”); and

WHEREAS, UIRF, OvaMed and Coronado (sometimes collectively referred to herein as the “Parties”) desire to clarify, amend or restate certain provisions of the License Agreement to reflect the current intentions of the Parties with respect to such agreement and to avoid any potential disputes under the License Agreement, and to provide for certain additional agreements of the Parties related to certain matters under the License Agreement and the Sublicense Agreement.

In view of the foregoing and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, effective as of November 15, 2011 (the “Effective Date”) the Parties hereby agree as follows:

1. Definitions and References. Except as set forth or amended herein, (a) capitalized terms used herein shall have the meaning ascribed to them in the License Agreement; and (b) references herein to Sections or Articles are to the same with all their subparts as they appear in the License Agreement.

2. Coronado as Sublicensee. Effective as of the Effective Date, the License Agreement is hereby amended as follows: all references therein to “Collingwood Pharmaceuticals, Inc.” “Collingwood”, “Asphelia Pharmaceuticals, Inc.” and/or “Asphelia” shall be changed to and construed as “Coronado Biosciences, Inc.” or “Coronado”, respectively, mutatis mutandis. The Parties acknowledge and confirm Coronado’s designation as SUBLICENSEE under the License Agreement.

3. Amendments to License Agreement. Effective as of the Effective Date, the License Agreement is hereby amended as set forth in this Paragraph 3:

(a) To clarify the definition of PATENT RIGHTS, the last sentence of Section 1.1 is hereby deleted in its entirety.

(b) To clarify the exclusive nature of the license granted under the License Agreement, the first sentence of Section 2.1 is hereby amended to delete the words “a license” and to replace such words with the words “an exclusive license”.

(c) To amend, clarify and conform certain diligence and reporting obligations:

(i) The first paragraph of Section 2.3(e) is hereby amended and restated to read in its entirety as follows:

“(e) LICENSEE shall use commercially reasonable efforts to (i) submit an IND to the FDA before July 31, 2012; (ii) commence a Phase 1 clinical trial with respect to a Licensed Product by January 1, 2013; (iii) commence a Phase 2 clinical trial with respect to a LICENSED PRODUCT by June 30, 2014; and (iv) submit an application for regulatory approval of LICENSED PRODUCT to the FDA within 16 months after successful completion of all testing and studies required by the FDA as a condition to or in connection with obtaining regulatory approval of LICENSED PRODUCT in the United States (each, an “Article 2.3 Milestone”); provided, however, that an Article 2.3 Milestone may be achieved or satisfied by SUBLICENSEE”.

(ii) The second paragraph of Section 2.3(e) is hereby amended to delete therefrom in each instance the words “Article 2.4 Milestone” and replace such words with the words “Article 2.3 Milestone”.

(iii) Section 4.1 is hereby amended to (A) insert the following sentence immediately prior to the last sentence thereof: “Notwithstanding the foregoing, subsequent to the filing of an IND, such annual reports may instead be provided within sixty (60) days after the submission to the FDA of the annual report in connection with the periodic reporting requirement for the IND and may be in form and substance similar to development plans employed by LICENSEE in the ordinary course of its business” and (B) delete therefrom in each instance the words “Section 2.4 (e)” and replace such words with the words “Section 2.3 (e)”.

(d) A new Section 4.3 is hereby added immediately following Section 4.2 to read in its entirety as follows:

“4.3 Purposely Omitted”

(e) The following new Section 9.11 is hereby added immediately following Section 9.10:

“9.11 In the event of a breach or default by LICENSEE in a particular country or jurisdiction in the TERRITORY which breach or default would give UIRF the right, pursuant to the provisions of this Agreement, to terminate this Agreement, such right shall, notwithstanding such provisions, be limited to a right to terminate this Agreement solely with respect to the particular country or jurisdiction to which the breach or default relates. In the event of a breach or default or termination of this Agreement in a particular country or jurisdiction in accordance with the foregoing sentence, the rights and obligations relating to or arising from such breach, default or termination shall be applicable to the country or jurisdiction to which the breach, default or termination relates.”

4. Additional Agreements among the Parties.

(a) Coronado and OvaMed hereby agree that, provided OvaMed has not breached its obligations under the Sublicense Agreement or the MSA, Coronado agrees to be bound by the terms of Section 2.3(e) of the License Agreement, as amended by this Amendment, to the extent applicable to the Territory (as defined in the Sublicense Agreement) and Coronado’s rights under the Sublicense Agreement.

(b) In satisfaction of and in accordance with the provisions of Section 9.5, the License Agreement shall be assigned to Coronado as SUBLICENSEE upon termination of the License Agreement and UIRF shall accept and honor such assignment.

(c) Subject to the provisions of this Paragraph 4(), in the event of any breach or default by LICENSEE under the License Agreement which breach or default gives UIRF the right to terminate the License Agreement (in its entirety or, in accordance with Section 9.11, in a particular country or jurisdiction), the following shall be applicable:

(i) UIRF shall provide Coronado with written notice of such breach (and, as applicable, failure to cure such breach or intent to terminate), in addition to any notice thereof provided to LICENSEE, which notice shall disclose the nature and amount of the breach;

(ii) If the breach is of a curable obligation, Coronado shall have the right, but not the obligation, to cure such breach within sixty (60) days after receiving such written notice if the breach relates to a payment obligation or within ninety (90) days after receiving such written notice if the breach relates to any other material obligation; provided that if Coronado cures such breach within the applicable periods, (A) any payments by Coronado to UIRF to cure such breach shall discharge the related payment obligation LICENSEE may have had to UIRF; (B) Coronado may, but shall not be obligated to, make future payments required to be made by LICENSEE to UIRF under the License Agreement directly to UIRF; (C) OvaMed shall reimburse Coronado for any such payments made by Coronado to UIRF and any other costs associated with curing such breach (or, at Coronado’s option, Coronado shall be permitted to set off such payments and costs against amounts payable by Coronado to OvaMed under the Sublicense Agreement or the Supply Agreement); and (D) UIRF shall not have the right to terminate the License Agreement as a result of such breach; and

(iii) If the breach is of a non-curable obligation, and Coronado has not caused such LICENSEE breach (it being understood that Coronado will not be deemed to have caused such breach if OvaMed has breached its obligations to Coronado under the Sublicense Agreement or the MSA), Coronado shall have the right, but not the obligation, to have the License Agreement survive, provided that from and after any such election by Coronado, (A) LICENSEE’s rights, licenses and obligations in the License Agreement shall be deemed assigned to and assumed by Coronado on the same terms and conditions as set forth in the License Agreement; (B) all references to LICENSEE in the License Agreement shall be construed as Coronado; and (C) UIRF shall not have the right to terminate the License Agreement as a result of such breach.

5. Validity of License Agreement. The License Agreement is valid and in full force and effect in accordance with its terms and there are no breaches, defaults in the performance of any obligation thereunder, or other acts or events which would (with or without notice, the passage of time, or both) constitute a breach or default or otherwise give rise to any right by UIRF to terminate or render non-exclusive the License Agreement. From and after the Effective Date, all references to the License Agreement shall mean the License Agreement as amended or supplemented by this Side Agreement.

6. Miscellaneous.

(a) Notices provided hereunder to be given by a Party to any other Party shall be in writing and shall be sent by fax or email (and confirmed by personal delivery, registered or certified mail or overnight courier), or delivered by recognized overnight delivery service or sent by government mail service (certified or registered air mail) to the following respective addresses or to such other addresses as the Parties may hereafter communicate to each other in writing:

If to Coronado:

Coronado Biosciences, Inc.

15 New England Executive Park

Burlington, MA 01803, USA

Attention: Chief Executive Officer

Fax No.: 781-459-7788

If to OvaMed:

OvaMed GmbH.

Kiebitzhörn 31

22885 Barsbuttel, Germany

Attention: Chief Executive Officer

Fax No.: +49 40 675 095 58

If to UIRF:

University of Iowa Research Foundation

214 Technology Innovation Center

Iowa City, Iowa 52242-5000, USA

Attention: Executive Director

Fax No: 319-335-4486

(b) This Side Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Side Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Side Agreement shall have the same effect as physical delivery of the paper document bearing an original signature.

IN WITNESS WHEREOF, the Parties have executed this Side Agreement as of the Effective Date.

UNIVERSITY OF IOWA RESEARCH FOUNDATION

BY:	/s/ Zev Sunleaf

NAME:	Zev Sunleaf
TITLE:	Interim Executive Director

CORONADO BIOSCIENCES, INC.

BY:	/s/ Bobby W. Sandage, Jr., Ph.D

NAME:	Bobby W. Sandage, Jr., Ph.D
TITLE:	President and Chief Executive Officer

OVAMED GMBH

BY:	/s/ Detlev Goj

NAME:	Detlev Goj
TITLE:	Director

BY:	/s/ Alexander Beese

NAME:	Alexander Beese
TITLE:	Director

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